This Warrant can be exercised on or after __________ .
           This Warrant will expire if not exercised prior to 3:30 PM
                           Pacific Time on __________

                                                               CUSIP ___________

                               EARTHNETMEDIA, INC.
                         COMMON STOCK PURCHASE WARRANT C

THIS CERTIFIES THAT                         or his/her assignee, is the owner of
                C Warrants each of which entitles the owner thereof to purchase, during the period commencing from the date of the conclusion of the Offering and expiring at the close of business nine months thereafter, one fully paid and non-assessable share of Common Stock, par value $0.001, of EarthNetMedia, Inc., a Nevada Corporation, (hereinafter called the "Company") upon payment of the Warrant price. The Warrant price shall be $2.00 per share. The Warrant Price is payable, upon the exercise of the Warrant. No adjustment shall be made for any dividends on any shares of Common Stock issuable upon exercise of this Warrant.

In the event that this Warrant is exercised in respect of less than all of such shares, a new Warrant for the remaining number of such shares will be issued on such surrender.

This Warrant is issued under and the rights represented hereby are subject to the terms and provisions provided for in the Underwriting and to all the terms and provisions of which the registered holder of this Warrant, by acceptance hereof, assents.

This Warrant is transferable at the office of the Transfer Agent by the registered holder upon surrender of this Warrant. Upon any such transfer, a new Warrant, or new Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock will be issued to the Transferee in exchange for this Warrant.

If this Warrant shall be surrendered for exercise within any period during which the transfer books for Common Stock of the Company are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

The holder of this Warrant shall not be entitled to any of the rights of a stockholder of the Company prior to the exercise hereof.

IN WITNESS WHEREOF, EarthNetMedia, Inc. has caused the facsimile signatures of its President and Secretary to be printed hereon and the facsimile of its corporate seal to be affixed hereunto and attested to by the Transfer Agent.


Dated: __________________________________________________

Countersigned:
Pacific Stock Transfer Company              EarthNetMedia, Inc.
5844 S. Pecos Road, Suite D                 222 Amalfi Drive
Las Vegas, NV 89120                         Santa Monica, CA 90402

By: ____________________________            By: ________________________________
    Warrant Agent and                           Alie Chang, President
    Registrar Authorized Officer

                                            By:_________________________________
                                               Angi Ma, Secretary